Exhibit (a)(1)(W)

Date: March 1, 2009

To: Googlers in Australia

From: Option Exchange

Subject: Option Exchange Program

Hi Aussie Googlers

We received feedback that the sessions held over recent weeks about the Employee Option Exchange Program may not have answered all your questions about tax implications.

To assist you in making your decision as to whether to participate, I attach a summary paper on Australian Tax Considerations that has been compiled by our tax advisers and the Google Option Exchange team and which seeks to further explain the tax implications with working examples. This paper is general in nature and does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances. We strongly recommend that you also speak to your own personal financial/tax consultant as to how the tax or other laws apply to your specific situation. All materials on the http://go/optionexchange website may be shared with your personal financial or tax consultant.

For any queries, please e-mail                         @google.com.

thanks

Employee Stock Option Exchange Program

Australian Tax Considerations

1. Purpose of this paper

In prior emails to all Googlers, you have been provided with various information about Google’s Employee Stock Option Exchange Program, including the tax information in the Offer Document and tax schedule. All this information can be viewed at go/optionexchange.

This paper provides some further information about Australian tax considerations in order to help inform your decision to participate. However, this information is general in nature and does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances. We strongly recommend that you also speak to your own personal financial/tax consultant as to how the tax or other laws apply to your specific situation. All materials on the go/optionexchange website may be shared with your personal financial or tax consultant.

The paper refers to Eligible Options and New Options:

•

“Eligible Options” are all unexercised stock options granted under our 2004 Stock Plan that are “underwater” on March 6, 2009 (i.e., options that have an exercise price higher than the current market price of our common stock).

•

“New Options” are the options which Google will grant to you if you elect to exchange your Eligible Options for new options with a lower exercise price under Google’s Employee Stock Option Exchange Program.

This paper explains 2 types of Australian tax consequences:

(1)	Tax consequences of cancelling your Eligible Options (which occurs upon the exchange of your Eligible Options for New Options); and

(2)	Tax consequences of the grant of New Options

These tax consequences will differ depending on whether or not you deferred your tax when you were granted your Eligible Options, and whether or not you decide to defer your tax when you are granted your New Options.

Note that the summary below only applies to Googlers who have been tax resident in Australia when they were granted their Eligible Options. If you were working outside Australia and were not a tax resident in Australia at the time you were granted your Eligible Options, then refer to the extra notes about overseas Googlers in section 5 below as well as the working example for Nick below in order to assist you in making your decision. As a general rule, overseas Googlers who came to Australian after the grant of their options are taxed in Australia in a similar way as Australian residents on the discount on their options, but only in respect of the period they have been working in Australia.

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2. Tax consequences of cancelling your Eligible Options

2.1 General

The tax consequences of your exchange will vary depending on whether you elected to be taxed on the grant of your Eligible Options or if you deferred your tax to a later year income. These two scenarios and the tax consequences are shown in the table below.

2.2 Scenario One: Employees who deferred paying tax on Eligible Options

If you did not elect to pay any tax on the previous grant of your Eligible Option, then you have deferred your tax. This means that your Eligible Option will be taxed on the market value of the Eligible Option on 9 March 2009, the day it is cancelled.

In order to work out the market value of an Eligible Option on 9 March 2009, you need to know the market value of Google shares on 9 March 2009. The market value of a Google share on 9 March 2009 will be the weighted average price at which Google shares trade during the week up to and including 9 March. We will send out an email to all Googlers confirming the calculation of the weighted average price for the week up to and including 9 March.

If the market value of a Google share on 9 March 2009 is less than 50% of the exercise price of the Eligible Option on that date, the market value of the Eligible Option will be nil.

•	Eg: If the market value of a Google share on 9 March 2009 is $347, Eligible Options with an exercise price in excess of $694 would have a nil market value.

If the market value of a Google share on 9 March 2009 is more than 50% of the exercise price of the Eligible Option on that date, the market value of the Eligible Option is determined using the formula at the end of this paper (in section 8).

•

To apply this formula you need to know (1) the market value of a share on 9 March 2009; (2) the exercise price of the Eligible Option; and (3) the period from 9 March 2009 until the last date on which the Eligible Option could have been exercised.

•	See the working examples below for the hypothetical Louise and Eve to see how the formula is applied for Googlers who deferred on the Eligible Options.

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2.3 Scenario Two: Employees who previously elected to be taxed on grant of Eligible Options

If you elected to be taxed on an Eligible Option on grant, you would have been subject to tax on the market value of the Eligible Option at that time.

On the cancellation of this Eligible Option on 9 March 2009, you will generally make a capital loss equal to the decrease in market value of the Eligible Option (i.e. the market value of the Eligible Option at the time of grant less the market value of the Eligible Option at the date of cancellation).

Capital losses can only be offset against capital gains (and not other income) made during the same or future year of income.

•	See the working examples below for the hypothetical Steven and Jack to see how the formula is applied for Googlers who elected to be taxed up front.

3. Tax consequences of the grant of New Options

3.1 General

As with the Eligible Options, Googlers may either elect to be taxed on the value of a New Option on grant or defer until a later year. The tax consequences of your exchange will vary depending on your decision as to whether to defer or not. These two scenarios and the tax consequences are shown in the table below.

3.2 Scenario One: Employees who defer paying tax on New Options

If you decide to defer any tax on the grant of your New Option (i.e. you elect not to be taxed on grant), then you will be taxed at what is referred to as the “cessation time”. This could be a number of events including:

•	the time at which the New Options are sold without being exercised;

•	the time your Google employment ceases; and

•	the time that the New Options are exercised

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For example, if the earliest cessation time is the time at which the New Options are exercised, you be taxed on the market value of the New Options at the time they are exercised. In these circumstances, the way in which the tax is calculated depends on whether you sell the shares in an arm’s length transaction within 30 days of exercising the New Options:

(a)	If you exercise the New Option and sell the shares within 30 days of exercise, the market value of the New Options will be:

•	the sale proceeds of the shares

less

•	the exercise price for the New Option plus the market value of the Eligible Option at the date it was cancelled (i.e. 9 March 2009).

(b) If you don’t sell the shares within 30 days of exercising the New Option, the market value of the New Options is determined by reference to the formula at the end of this paper (in section 8), less both the exercise price for the New Option and the market value of the Eligible Option at the date it was cancelled (i.e. 9 March 2009).

The working examples for Steven, Jack, Louise and Eve all show how this tax will be calculated.

3.3 Scenario Two: Employees who elect to be taxed on grant of New Options

If you decide to be taxed on the New Option on grant, you will be subject to tax on the market value of the New Options at the date of grant (i.e. 9 March) less the market value of the exchanged Eligible Options cancelled (i.e. 9 March).

Any subsequent increase in the value of the New Options is then taxed solely under the capital gains tax measures. For example, if you exercise the New Options and sell the shares, you will need to do a capital gains tax calculation. The capital gain will be the sale proceeds less the share’s cost base (which includes the market value of the New Options at the date of grant (ie 9 March 2009) plus the exercise price for the New Option). If the shares are held for more than one year after exercise before they are sold, the gain would be discounted by 50%.

The working examples for Steven, Jack and Eve all show how this tax will be calculated.

4. Important note re your election options:

Note that all options granted during a year of income must be treated the same way. As such, if you were granted Eligible Options during the same financial year as the year you are granted New Option, you must either elect to be taxed on both the grant of the Eligible Options and the New Options, or otherwise elect to defer tax on both the Eligible Options and the New Options.

5. General comments regarding overseas Googlers

Complex issues arise for Overseas Googlers that came to Australia after the grant of the Eligible Options. The Australian tax consequences will depend on the manner in which overseas Googlers have treated the Eligible Options for Australian taxation purposes to date and their residency status. The tax treatment for overseas Googlers is not considered in detail but in summary, the following considerations arise:

•	under rules introduced in 2005, the upfront taxing point is the time at which the Australian services commenced rather than the time at which the Eligible Options were granted;

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•	if tax deferral applied in respect of the Eligible Options, the discount amount on which tax is payable is generally apportioned based on the period of Australian service; and

•	specific rules need to be considered in respect of the tax treatment of the New Options for overseas Googlers that are temporary residents for Australian tax purposes.

6. General comments regarding alternative tax interpretations

The Australian tax consequences of option swaps are complex and consequently, it is possible that tax advisors may have differing interpretations of the tax consequences.

This paper represents the views of Google’s tax advisors who have been engaged globally to advise on Google’s Employee Stock Option Exchange Program. In particular, our advisors have provided a summary of the tax consequences on the assumptions that:

•	the Australian Tax Office will not classify this Employee Stock Option Exchange Program as an “arms-length” transaction between Google and Googlers; and

•	the New Options are being issued to each Googler by Google in consideration of Australian services provided by the Googler.

If these assumptions were incorrect, the tax consequences of the Employee Stock Option Exchange Program may differ for you and will depend on your individual circumstances. The key outcomes if a different position is taken with respect to the above assumptions include:

(1)	Eligible Options

•

if you deferred paying tax on the Eligible Options, the tax that arises on the cancellation of the Eligible Options is determined based on the market value of the New Options (as opposed to the market value of the Eligible Options); and

•

if you elected to be taxed on the grant of the Eligible Options, the tax consequences are likely to be similar as those set out in section 2.3 above, although the capital gains tax calculation on the sale of the Eligible Options should be reviewed based on your individual circumstances.

(2)	New Options

•

the New Options are not taxed under the employee share plan measures. Rather, they are taxed solely under the capital gains tax rules. This means that there is no need to elect tax upfront or deferral in respect of the New Options. A capital gains tax calculation will be required in the event that (1) the New Options are disposed of or (2) the New Options are exercised and then the shares are disposed of. If the New Options are exercised and the shares are held for at least 12 months, the 50% CGT discount will apply.

(3)	Overseas Googlers

•	Different tax consequences may arise for overseas Googlers depending on their circumstances. It is recommended that overseas Googlers obtain their own advice regarding these issues.

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6. Hypothetical Examples

Louise—still considering whether to elect or defer tax on Eligible Options granted on 26 September 2008 and New Options

Facts

Eligible Options—On 26 September 2008, Louise was granted 10 Eligible Options with a four year vesting schedule with an exercise price of $431. The last day the options can be exercised is 25 September 2018. The market price of the shares during the week ending 26 September 2008 was $431.

Louise is considering deferred paying tax on her Eligible Options.

New Options—New Options are issued at $345 on 9 March 2009. The market price of a share during the week ending 9 March 2009 is $347.

Louise exercises her New Options after they have vested and the shares are sold for $700 each.

Cancellation of Eligible Options

Louise will derive assessable income on cancellation of her Eligible Options equal to the market value of the Eligible Options at the time of cancellation. The market value of the Eligible Options held by Louise on 9 March 2009 is $38.36 each (8.9% of $431) based on a “calculation percentage” of 80.51% and an “exercise period” of “108 to 120” months. The total gain for 10 options is $383.60.

Grant of New Options

All options granted during a year of income must be treated the same way. As such, if Louise wishes to defer the recognition of her Eligible Options, she must also defer the recognition of her New Options (this would not be the case if the Eligible Options were granted in a previous income year).

If Louise defers the recognition of the New Options, and then exercises the New Options and sells the shares within 30 days of exercise, Louise’s assessable income will include $316.64 per Google share—equal to the sale proceeds ($700) less the consideration paid to acquire the share (which includes both the exercise price of the option ($345) and the market value of the Eligible Option at the time it was exchanged ($38.36)).

The assessable income in respect of 10 Google shares would be $3166.40.

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Eve - Elected to defer tax on Eligible Options which were granted on 24 March 2008; still considering whether to elect or defer tax on New Options

Facts

Eligible Options - On 24 March 2008, Eve was granted 20 Eligible Options with a four year vesting schedule with an exercise price of $460. The last day the options can be exercised is 23 March 2018. The market price of the shares during the week ending 24 March 2008 was $464.

Eve deferred paying tax on her Eligible Options.

New Options - New Options are issued at $345 on 9 March 2009. The market price of a share during the week ending 9 March 2009 is $347.

Eve exercises her New Options after they have vested and the shares are sold for $700 each.

Cancellation of Eligible Options

Eve will derive assessable income on cancellation of her Eligible Options equal to the market value of the Eligible Options at the time of cancellation. The market value of each Eligible Option held by Eve on 9 March 2009 is $30.82 (6.7% of $460) based on a “calculation percentage” of 75.43% and an “exercise period” of “108 to 120” months.

Eve’s assessable income will be $30.82 on cancellation of each Eligible Option. The total assessable income on cancellation of 20 Eligible Options is $616.40.

Grant of New Options

Eve may elect to be taxed on the New Options on grant or defer to a later year.

If Eve decides to be taxed on the New Options on grant, she will be subject to tax on $38.18 per option, being:

•	$69 - the market value of the New Options at the time of grant ((20% of $345) - based on a calculation percentage of slightly more than 100% and an exercise period of “108 to 120” months); less

•	$30.82 - the market value of the exchanged Eligible Option.

If Eve holds 20 options, the amount included in assessable income is $763.60.

When Eve sells the shares for $700 each, the assessable capital gain on sale should be $286 per New Option, equal to $700 less the share’s cost base (which includes the market value of the New Options at the time of grant ($69) plus the consideration paid to exercise the option ($345)). If Eve sells her 20 shares at this time, she will make a capital gain of $5,720. If the share is held for more than one year before it is sold, the gain would be discounted by 50% to $143 per share (or $2860 for 20 shares).

If Eve defers the recognition of the New Options, and then exercises the New Option and sells the shares within 30 days of exercise, Eve’s assessable income in the year in which the shares are sold will include $324.18 per option - equal to the sale proceeds ($700) less the consideration paid to acquire the share (which includes both the exercise price of the option ($345) and the market value of the Eligible Option at the time it was exchanged ($30.82)). For 20 New Options, the total assessable income would be $6483.60.

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Steven - Elected to be taxed on Eligible Options on grant on 1 November 2007; still considering whether to elect or defer tax on New Options

Facts

Eligible Options - On 1 November 2007 Steven was granted 50 Eligible Options with a four year vesting schedule with an exercise price of $711. The last day the options can be exercised is 31 October 2017. The market value of the Google shares during the week ending 1 November 2007 was $714.

Steven elected to be taxed on the Eligible Options on grant. Steven’s Eligible Options had a market value on 1 November 2007 of $142.20 (20% of $711) - based on a “calculation percentage” of slightly more than 100% and an “exercise period” of “108 to 120” months.

New Options - New Options are issued at $345 on 9 March 2009. The market value of a Google share during the week ending 9 March 2009 is $347.

Steven exercises his New Options after they have vested and the shares are sold for $500 each.

Cancellation of Eligible Options

Steven will make a capital loss on cancellation of the Eligible Options equal to the market value of the Eligible Option at the time of grant ($142.20) less the market value of the Eligible Option at the time of cancellation. The market value of the Eligible Options at the time of cancellation on 9 March 2009 is nil as the market value of a Google share on 9 March 2009 ($347) is less than 50% of the exercise price of the Eligible Option ($711).

As such, Steven will make a capital loss of $7110 (being a capital loss of $142.20 per Eligible Option) on cancellation. Capital losses can be offset against capital gains made during the same or future year of income.

Grant of New Options

Steven may elect to be taxed on the New Options on grant or defer to a later year.

If Steven decides to be taxed on the New Options on grant, he will be subject to tax on the market value of the New Options at the time of grant less the market value of the exchanged Eligible Option (in this case, nil). The market value of the New Options is $69 per option (20% of $345) - based on a calculation percentage of slightly more than 100% and an exercise period of “108 to 120” months. As Steven has been granted 50 options, the total amount included in assessable is $3,450.

When Steven sells the share for $500, the assessable capital gain (ignoring any capital losses) on sale should be $86 per share, equal to $500 less the share’s cost base (which includes the market value of the New Options at the time of grant ($69) plus the consideration paid to exercise the option ($345)). For 50 shares, this is $4,300. If the share is held for more than one year before it is sold, the gain would be discounted by 50% to $43 per share (or $2,150).

If Steven defers the recognition of the New Options, and then exercises the New Option and sells the shares within 30 days of exercise, Steven’s assessable income in the year in which the shares are sold will include $155 per share—equal to the sale proceeds ($500) less the consideration paid to acquire the share (($345) plus the market value of the Eligible Option at the time it was exchanged). For 50 options, this is $7,750.

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Jack - Elected to be taxed on Eligible Options on grant on 11 January 2008; still considering whether to elect or defer tax on New Options

Facts

Eligible Options - On 11 January 2008 Jack was granted 100 Eligible Options with a four year vesting schedule with an exercise price of $638. The last day the options can be exercised is 10 January 2018. The market price of the shares during the week ending 11 January 2008 was $635.

Jack elected to be taxed the Eligible Options on grant. Jack’s options had a market value on 11 January 2008 of $117.39 each (18.4% of $638) - based on a “calculation percentage” of 99.5% and an “exercise period” of “108 to 120” months.

New Options - New Options are issued at $345 on 9 March 2009. The market price of a share during the week ending 9 March 2009 is $347.

Jack exercises his New Options after they have vested and the shares are sold for $700 each.

Cancellation of Eligible Options

Jack will make a capital loss on cancellation of each the Eligible Option equal to the market value of the Eligible Option at the time of grant ($117.39) less the market value of the Eligible Option at the time of cancellation. The market value of the Eligible Option held by Jack on 9 March 2009 is $2.552 (0.4% of $638) based on a “calculation percentage” of 54.389% and an “exercise period” of “96 to 108” months.

As such, Jack will make a capital loss of $114.84 per Eligible Option cancelled, or $11,484 if all options are cancelled. Capital losses can be offset against capital gains made during the same or future year of income.

Grant of New Options

Jack may elect to be taxed on the New Options on grant or defer to a later year.

If Jack decides to be taxed on the New Option on grant, he will be subject to tax on the market value of the New Option at the time of grant of $69 per option ((20% of $345) - based on a calculation percentage of slightly more than 100% and an exercise period of “108 to 120” months) less the market value of the exchanged Eligible Option ($2.552). This is $66.45 per option, or $6,645 in total for 100 options.

When Jack sells the share for $700, the assessable capital gain (ignoring any capital losses) on sale should be $286 per share, equal to $700 less the share’s cost base (which includes the market value of the New Options at the time of grant ($69) plus the consideration paid to exercise the option ($345)). This assessable amount would be $28,600 if Jack sold his 100 options. If the shares are held for more than one year before they are sold, the gain would be discounted by 50% to $143 per share (or $14,300 for the 100 options).

If Jack defers the recognition of the New Options, and then exercises the New Option and sells the shares within 30 days of exercise, Jack’s assessable income in the year in which the shares are sold will include $352.45 per share - equal to the sale proceeds ($700) less the consideration paid to acquire the share (($345) plus the market value of the Eligible Option at the time it was exchanged ($2.552)). For 100 Eligible Options the assessable income is $35,245.

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Nick - granted options on 11 January 2008 while working outside of Australia ; now tax resident in Australia and still considering whether to elect or defer tax on New Options

Facts

Nick received his Eligible Options on the same terms as Jack while working for Google overseas, before coming to Australia and becoming a tax resident and working for Google in Australia. Nick became a resident of Australia before the exchange of Eligible Options for New Options.

The general rules set out above apply to Nick with certain modifications, which typically limit the amount of tax that would otherwise be payable in Australia if Nick had been a resident at all times.

Regarding the grant of an Eligible Option, if Nick was not working in Australian at the time the Eligible Options were granted, the amount included in assessable income from the grant of the Eligible Options is only that portion that relates his Australian employment. For instance, if Nick was granted an Eligible Option in respect of services rendered during a period that was served 50% offshore and 50% in Australia, only 50% of the value of the options would be included in assessable income. Nick can either elect to recognize this amount at the time of becoming an Australian employee or defer until cancellation of the Eligible Options.

For completeness, we note that Nick should also check whether there is any Double Tax Treaty between Australian and his country of residence that limits Australia’s right to tax this income.

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8.	Formula for calculating market value of an Eligible Option

The market value of an option on a particular day is determined by reference to the formula:

[Table Percentage x Exercise Price of the Option]

Exercise Price of the Option is the price at which the Eligible Option or New Option is exercised.

Table Percentage is set out in the table below and on the next page. It is the percentage that corresponds to:

•	the Exercise Period – being the period, from the particular day, to the last day on which the option may be exercised; and

•	the Calculation Percentage, being:

The market value, on a particular day, of the share

Exercise Price of the Option

The market value of a share on a particular day is determined by reference to the weighted average of the price at which those shares were traded during the one week period up to and including that day.

If an “exercise period” or “calculation percentage” of an option falls at the top of one range and the bottom of another range, it is taken to be in the lower range.

Exercise period (months)	Calculation percentage
	50% to 60%	60% to 70%	70% to 75%	75% to 80%	80% to 85%	85% to 90%	90% to 92.5%	92.5% to 95%
108 to 120	0.6%	2.1%	4.8%	6.7%	8.9%	11.4%	14.1%	15.5%
96 to 108	0.4%	1.5%	4.0%	5.8%	7.9%	10.3%	13.0%	14.5%
84 to 96	0.2%	1.1%	3.2%	4.8%	6.8%	9.2%	11.8%	13.3%
72 to 84	0.1%	0.7%	2.4%	3.8%	5.6%	7.9%	10.5%	11.9%
60 to 72	0.0%	0.4%	1.6%	2.8%	4.4%	6.5%	9.0%	10.4%
48 to 60	0.0%	0.1%	0.9%	1.8%	3.1%	4.9%	7.3%	8.6%
36 to 48	0.0%	0.0%	0.4%	0.9%	1.9%	3.3%	5.4%	6.6%
24 to 36	0.0%	0.0%	0.1%	0.3%	0.8%	1.8%	3.4%	4.4%
18 to 24	0.0%	0.0%	0.0%	0.1%	0.4%	1.0%	2.3%	3.2%
12 to 18	0.0%	0.0%	0.0%	0.0%	0.1%	0.4%	1.3%	2.0%
9 to 12	0.0%	0.0%	0.0%	0.0%	0.0%	0.2%	0.8%	1.3%
6 to 9	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.3%	0.7%
3 to 6	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.2%
0 to 3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

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Exercise period (months)	Calculation percentage
	95% to 97.5%	97.5% to 100%	100% to 102.5%	102.5% to 105%	105% to 107.5%	107.5% to 110%
108 to 120	16.9%	18.4%	20.0%	21.5%	23.1%	24.7%
96 to 108	15.9%	17.5%	19.0%	20.6%	22.2%	23.9%
84 to 96	14.8%	16.3%	17.9%	19.5%	21.2%	22.9%
72 to 84	13.4%	15.0%	16.6%	18.2%	19.9%	21.7%
60 to 72	11.8%	13.4%	15.0%	16.7%	18.5%	20.3%
48 to 60	10.1%	11.6%	13.2%	14.9%	16.7%	18.6%
36 to 48	8.0%	9.5%	11.1%	12.9%	14.7%	16.5%
24 to 36	5.7%	7.1%	8.7%	10.4%	12.2%	14.1%
18 to 24	4.4%	5.7%	7.2%	8.9%	10.8%	12.7%
12 to 18	2.9%	4.1%	5.6%	7.3%	9.1%	11.2%
9 to 12	2.2%	3.3%	4.7%	6.3%	8.2%	10.3%
6 to 9	1.4%	2.3%	3.6%	5.3%	7.2%	9.4%
3 to 6	0.5%	1.2%	2.4%	4.1%	6.1%	8.4%
0 to 3	0.1%	0.4%	1.3%	3.0%	5.3%	7.8%

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